Exhibit 99

Dillard’s, Inc. Reports Record Third Quarter Earnings per Share

Doubles last year’s record performance excluding items

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 8, 2012--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended October 27, 2012. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Highlights of the Company’s performance included:

  A 100% increase in third quarter earnings per share compared to the prior year (excluding certain items described below)
  A 5% increase in comparable store sales for the third quarter
  Third quarter merchandise gross margin improvement of 40 basis points of sales
  Operating expense leverage of 140 basis points of sales for the third quarter
  Cash flow from operations of $219.9 million compared to $135.6 million for the year to date period

Third Quarter Results
Dillard’s reported pretax income for the 13 weeks ended October 27, 2012 of $72.7 million, an 84% increase over the pretax income for the 13 weeks ended October 29, 2011 of $39.5 million.

Dillard’s reported net income for the 13 weeks ended October 27, 2012 of $48.5 million, or $1.01 per share. Included in net income are the following items:

  a $0.7 million after tax gain ($0.01 per share) related to the sale of two former retail store locations approximately $1.7 million ($0.04 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward

Excluding these items, Dillard’s would have reported $46.1 million ($0.96 per share) for the 13 weeks ended October 27, 2012.

Dillard’s reported net income for the prior year third quarter, the 13 weeks ended October 29, 2011, of $228.2 million, or $4.31 per share. Included in net income for the prior year third quarter is a net after-tax credit totaling $202.5 million ($3.83 per share) comprised of the following items:

  approximately $201.6 million ($3.81 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward a $0.9 million after tax gain ($0.02 per share) related to the sale of two former retail store locations

Excluding this net after-tax credit, the Company would have recorded net income of $25.7 million ($0.48 per share) for the prior year third quarter. Excluding all non-routine items, Dillard’s earnings per share for the 13-weeks ended October 27, 2012 increased 100% compared to the prior year third quarter.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Driven by a strong 5% sales increase, we were able to double our earnings per share for the third quarter on top of a record performance last year (after non-routine items). We are pleased with our gross margin improvement and expense control during the quarter as well as with our ending inventory level. We are entering the holiday season confidently based on these strong results and we look forward to serving our customers at the highest possible level in the coming weeks.”

39-Week Results
Dillard’s reported pretax income for the 39 weeks ended October 27, 2012 of $268.0 million, a 49% increase over the pretax income for the 39 weeks ended October 29, 2011 of $179.5 million.

Dillard’s reported net income for the 39 weeks ended October 27, 2012 of $174.5 million, or $3.55 per share. Included in net income are the following items:

  a $0.7 million after tax gain ($0.01 per share) related to the sale of two former retail store locations approximately $1.7 million ($0.03 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward

Excluding these items, Dillard’s would have reported $172.1 million ($3.51 per share) for the 39 weeks ended October 27, 2012.

Dillard’s reported net income for the prior year 39-week period ended October 29, 2011, of $322.4 million, or $5.80 per share. Included in net income for the prior year 39-week period is a net after-tax credit totaling $205.8 million ($3.90 per share) comprised of the following items:

  approximately $201.6 million ($3.81 per share) in tax benefit due to the reversal of a valuation allowance related to a deferred tax asset consisting of a capital loss carryforward a $0.9 million after tax gain ($0.02 per share) related to the sale of two former retail store locations a $2.7 million after tax gain ($0.05 per share) related to a distribution from a mall joint venture a $1.4 million after tax gain ($0.03 per share) relating to the sale of an interest in a mall joint venture asset impairment and store closing charges of $0.8 million after-tax ($0.01 per share)

Excluding this net after-tax credit, the Company would have recorded net income of $116.6 million ($1.90 per share) for the prior year 39-week period. Excluding all non-routine items, Dillard’s earnings per share for the 39 weeks ended October 27, 2012 increased 85% compared to the prior year 39-week period.

Net Sales – 13 Weeks
Net sales for the 13 weeks ended October 27, 2012 were $1.450 billion compared to net sales for the 13 weeks ended October 29, 2011 of $1.383 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 13-week period ended October 27, 2012 were $1.425 billion compared to $1.366 billion for the 13-week period ended October 29, 2011. Total merchandise sales increased 4% during the third quarter. Sales in comparable stores increased 5%.

Sales trends were strongest in men’s apparel and accessories, ladies accessories and lingerie and shoes. Home and furniture was the weakest performing category. Sales trends were strongest in the Central region, followed by the Western and Eastern regions, respectively.

Net Sales – 39 Weeks
Net sales for the 39 weeks ended October 27, 2012 were $4.487 billion compared to net sales for the 39 weeks ended October 29, 2011 of $4.294 billion. Total merchandise sales for the 39-week period ended October 27, 2012 were $4.403 billion compared to $4.247 billion for the 39-week period ended October 29, 2011. Total merchandise sales increased 4% during the 39-week period. Sales in comparable stores increased 4%.

Gross Margin/Inventory
Gross margin from retail operations (which excludes CDI) was 37.1% (of sales) for the 13 weeks ended October 27, 2012 compared to 36.7% for the prior year third quarter. Consolidated gross margin for the 13 weeks ended October 27, 2012 was 36.6% compared to 36.3% during the prior year third quarter. Inventory in comparable stores decreased 1% at October 27, 2012 compared to October 29, 2011.

Advertising, Selling, Administrative and General Expenses
Advertising, selling, administrative and general expenses (“operating expenses”) decreased approximately 140 basis points of sales during the 13 weeks ended October 27, 2012 compared to the 13 weeks ended October 29, 2011. Operating expenses were $404.6 million (27.9% of sales) and $404.8 million (29.3% of sales), respectively.

During the third quarter, cost savings in advertising were mostly offset by increases in payroll and services purchased.

Store Information
During the third quarter of 2012, the Company closed its Southpark Mall location in Colonial Heights, Virginia (85,000 square feet).

At October 27, 2012, the Company operated 284 Dillard’s locations and 18 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at October 27, 2012 was 52.3 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13-Week Period Ended

	October 27, 2012		October 29, 2011

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,449.6	100.0%	$1,382.6	100.0%
Service charges and other income	36.7	2.5	35.0	2.6
	1,486.3	102.5	1,417.6	102.6

Cost of sales	919.6	63.4	881.1	63.7
Advertising, selling, administrative and general expenses	404.6	27.9	404.8	29.3
Depreciation and amortization	65.8	4.5	64.7	4.7
Rentals	7.6	0.5	11.2	0.8
Interest and debt expense, net	17.0	1.2	17.8	1.3
Gain on disposal of assets	1.0	0.0	1.5	0.1
Income before income taxes and income on and equity in losses of joint ventures	72.7	5.0	39.5	2.9
Income taxes (benefit)	24.2		(188.4)
Income on and equity in losses of joint ventures	0.0	0.0	0.3	0.0
Net income	$48.5	3.3%	$228.2	16.5%

Basic earnings per share	$1.03		$4.38
Diluted earnings per share	$1.01		$4.31
Basic weighted average shares	47.1		52.1
Diluted weighted average shares	48.1		53.0

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	39-Week Period Ended

	October 27, 2012		October 29, 2011

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$4,486.9	100.0%	$4,293.6	100.0%
Service charges and other income	110.6	2.5	100.1	2.3
	4,597.5	102.5	4,393.7	102.3

Cost of sales	2,864.3	63.8	2,744.6	63.9
Advertising, selling, administrative and general expenses	1,196.7	26.7	1,190.1	27.7
Depreciation and amortization	194.1	4.3	192.9	4.5
Rentals	24.5	0.5	34.8	0.8
Interest and debt expense, net	52.1	1.2	54.4	1.3
Gain on disposal of assets	2.2	0.0	3.8	0.1
Asset impairment and store closing charges	-	-	1.2	0.0
Income before income taxes and income on and equity in losses of joint ventures	268.0	6.0	179.5	4.2
Income taxes (benefit)	94.5		(138.7)
Income on and equity in losses of joint ventures	1.0	0.0	4.2	0.1
Net income	$174.5	3.9%	$322.4	7.5%

Basic earnings per share	$3.62		$5.90
Diluted earnings per share	$3.55		$5.80
Basic weighted average shares	48.3		54.6
Diluted weighted average shares	49.2		55.6

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	October 27,	October 29,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$124.8	$106.4
Restricted cash	-	24.9
Accounts receivable	30.8	20.3
Merchandise inventories	1,722.4	1,756.5
Other current assets	66.6	63.1
Total current assets	1,944.6	1,971.2

Property and equipment, net	2,345.9	2,476.3
Other assets	268.9	269.6

Total Assets	$4,559.4	$4,717.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,028.2	$1,028.6
Other short-term borrowings	27.0	142.0
Current portion of long-term debt and capital leases	2.4	59.5
Federal and state income taxes including current deferred taxes	80.0	68.9
Total current liabilities	1,137.6	1,299.0

Long-term debt and capital leases	622.5	644.5
Other liabilities	247.6	206.5
Deferred income taxes	282.3	333.1
Subordinated debentures	200.0	200.0
Stockholders' equity	2,069.4	2,034.0

Total Liabilities and Stockholders' Equity	$4,559.4	$4,717.1

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)

	39-week Period Ended
	October 27, 2012	October 29, 2011
Operating activities:
Net income	$174.5	$322.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	195.5	194.3
Gain on disposal of assets	(2.2)	(3.8)
Gain on repurchase of debt	-	(0.2)
Asset impairment and store closing charges	-	1.2
Excess tax benefits from share-based compensation	(2.4)	(10.2)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2.0)	5.7
Increase in merchandise inventories	(418.3)	(466.4)
Increase in other current assets	(32.0)	(20.5)
Decrease (increase) in other assets	9.3	(205.5)
Increase in trade accounts payable and accrued expenses and other liabilities	383.0	338.6
Decrease in income taxes payable	(85.5)	(20.0)
Net cash provided by operating activities	219.9	135.6
Investing activities:
Purchase of property and equipment	(111.9)	(80.3)
Distribution from joint venture	-	2.5
Restricted cash	-	(24.9)
Proceeds from disposal of assets	12.0	22.9
Net cash used in investing activities	(99.9)	(79.8)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(78.2)	(55.8)
Issuance cost of line of credit	(5.4)	-
Increase in short-term borrowings	27.0	142.0
Cash dividends paid	(7.4)	(7.5)
Purchase of treasury stock	(162.1)	(392.4)
Excess tax benefits from share-based compensation	2.4	10.2
Proceeds from stock issuance	4.2	10.8
Net cash used in financing activities	(219.5)	(292.7)
Decrease in cash and cash equivalents	(99.5)	(236.9)
Cash and cash equivalents, beginning of period	224.3	343.3
Cash and cash equivalents, end of period	$124.8	$106.4
Non-cash transactions:
Accrued capital expenditures	$4.9	$6.8
Stock awards	2.8	2.8

Estimates for 2012

The Company is updating the following estimates for certain financial statement items for the fiscal year ending February 2, 2013 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In millions
	2012 Estimated	2011 Actual
Depreciation and amortization	$258	$258
Rentals	34	48
Interest and debt expense, net	70	72
Capital expenditures	145	116

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 28, 2012, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie Johnson Bull, 501-376-5965